Exhibit 10.12

AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

OF

STUDYVIP ONLINE EDUCATION INTERNATIONAL LIMITED

Dated as of September 1, 2017

AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

THIS AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (this “Agreement”) is made and entered into as of September 1, 2017, by and among:

(1)	STUDYVIP ONLINE EDUCATION INTERNATIONAL LIMITED, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”);

(2)	each Person listed in Schedule 1 hereto (each a “Key Group Company”);

(3)	(i) MR. YIN JIANHONG , a PRC citizen with the ID number of 370684197703270054, and (ii) MR. LIU TONGBO a PRC citizen with the ID number of 510402198603030913 ((i) and (ii), collectively, the “Founders”);

(4)	(i) STUDYVIP ONLINE EDUCATION LIMITED, a business company incorporated under the laws of the British Virgin Islands, and (ii) SCUPT GLOBAL LIMITED, a business company incorporated under the laws of the British Virgin Islands ((i) and (ii), collectively, the “Founder Holdcos”);

(5)	STUDYVIP E-LEARNING LIMITED, a business company incorporated under the laws of the British Virgin Islands (the “Management Holdco”);

(6)	each Person listed on Schedule 2 - Part A hereto;

(7)	each Person listed on Schedule 2 - Part B hereto (each a “Series A Preferred Shareholder”);

(8)	each Person listed on Schedule 2 - Part C hereto (each a “Series B Preferred Shareholder”); and

(9)	each Person listed on Schedule 2 - Part D hereto (each a “Series B+ Preferred Shareholder” and collectively with the Series A Preferred Shareholders and the Series B Preferred Shareholders, the “Preferred Shareholders”).

Each of the parties listed above is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, on the date hereof, Orchid Asia (as defined below) has subscribed from the Company, and the Company has issued and allotted to Orchid Asia, (i) certain number of Series B+ Preferred Shares (as defined below) pursuant to that Share Subscription Agreement, dated as of September 1, 2017 (the “Series B+ Share Subscription Agreement”), by and between the Company, Orchid Asia and certain other parties thereto, and (ii) certain number of Ordinary Shares pursuant to that Share Subscription Agreement, dated as of September 1, 2017, by and between the Company, Orchid Asia and certain other parties thereto (the “Orchid Asia Ordinary Subscription”).

WHEREAS, the Management Holdco and the Company entered into a Share Repurchase Agreement, dated September 1, 2017 (the “Management Holdco Ordinary Repurchase Agreement”), pursuant to which the Company will repurchase certain Ordinary Shares from the Management Holdco on the terms and conditions specified therein (the “Management Holdco Ordinary Repurchase”).

WHEREAS, the Company, the Founders, the Founders Holdcos, the Management Holdco, the Series A Preferred Shareholders, the Series B Preferred Shareholder and other parties named therein have entered into a shareholders’ agreement (the “Prior Agreement”) on August 15, 2017.

NOW, in connection with the consummation of the transactions contemplated by the Series B+ Share Subscription Agreement and the Orchid Asia Ordinary Subscription, the parties hereto now desire to enter into this Agreement to supersede and replace in its entirety the Prior Agreement and to waive any and all rights they may have thereunder in exchange for their rights hereunder, for the purposes of regulating the rights and obligations among them as well as the business and management of the Group Companies (as defined below) from the date hereof.

Article I

Definitions

Section 1.1    Definitions.

For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Additional Number” has the meaning set forth in Section 7.2(b).

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly Controls, is Controlled by, or is under common Control with such specified Person, provided, however, that for purposes of this Agreement, no Shareholder shall be deemed to be an Affiliate of any Group Company, and vice versa. With respect to any Person who is a natural Person, such Person’s Affiliates shall also include his or her Immediate Family Members and their respective Affiliates.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Accounting Standard” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Articles” means the amended and restated memorandum and articles of association of the Company, as may be further amended, modified, supplemented or restated from time to time in accordance with the terms herein and therein.

“Beneficial Owner” has the meaning given to “beneficial owner” in Rule 13d- 3 of the Securities Act, and “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Big Four Firms” means Deloitte Touche Tohmatsu, Ernst & Young, KPMG and PricewaterhouseCoopers, including their local Affiliates.

“Board” has the meaning set forth in Section 4.1(a).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banking institutions in Hong Kong, Singapore, the Cayman Islands or the PRC are authorized or required by Law or executive order to close.

“Charter Documents” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Claim Notice” has the meaning set forth in Section 3.8(c).

“Commitment” has the meaning set forth in Section 8.4.

“Company” has the meaning set forth in the Preamble.

“Company Competitor” has the meaning set forth in Section 9.5.

“Confidential Information” has the meaning set forth in Section 9.13(a).

“Contract” means a contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral.

“Control” means, as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise; the terms “Controlled by” and “under common Control with” shall have correlative meanings.

“Convertible Securities” means securities issued by the Company that are exercisable or exchangeable for or convertible into any Equity Securities in the Company.

“Deed of Adherence” means the deed of adherence in form of Exhibit A attached hereto.

“Director” has the meaning set forth in Section 4.1(b).

“Disclosing Party” has the meaning set forth in Section 9.13(c)(i).

“Domestic Company” means Beijing Shangde Online Education Technology Co., Ltd. , a limited liability company incorporated under the Laws of the PRC.

“Equity Securities” means the equity securities in the Company, including the Ordinary Shares, the Preferred Shares and the other Convertible Securities, if any.

“ESOP” means the equity based incentive plans of the Group Companies, as may be adopted and amended from time to time.

“Exchange Act” means the U.S. Securities and Exchange Act of 1934, as amended.

“Exempt Transfer” has the meaning set forth in Section 6.4.

“Exercise Period” has the meaning set forth in Section 7.2(a).

“Exercising Shareholder” has the meaning set forth in Section 7.2(b).

“Existing Competitor” has the meaning set forth in Section 8.2.

“Final Prospectus” has the meaning set forth in Section 3.8(d).

“Financing Terms” has the meaning set forth in Section 9.13(a).

“Form S-3” and “Form F-3” have the meaning set forth in Section 3.2(e).

“Founder Holdcos” has the meaning ascribed to it in the Preamble.

“Founders” has the meaning ascribed to it in the Preamble.

“Government Authority” means any nation or government or any province or state or any other political subdivision thereof, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization or national or international stock exchange on which the securities of the applicable Party or its Affiliates are listed.

“Governmental Approval” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of any Government Authority.

“Group Companies” means the Company and all of its Subsidiaries, collectively, and each is herein referred to individually as a “Group Company”, provided, however, that KFYR shall not be deemed a Group Company for purposes of this Agreement.

“HKIAC Rules” has the meaning set forth in Section 9.2.

“Immediate Family Members” means, with respect to any natural Person, (a) such Person’s spouse, parents, parents-in-law, grandparents, children, grandchildren, siblings and siblings-in-law (in each case whether adoptive or biological), (b) spouses of such Person’s children, grandchildren and siblings (in each case whether adoptive or biological), and (c) estates, trusts, partnerships and other Persons which directly or indirectly through one or more intermediaries are Controlled by the foregoing.

“Holder” has the meaning set forth in Section 3.2(d).

“Information Rights Holder” has the meaning set forth in Section 2.1.

“Initiating Holders” has the meaning set forth in Section 3.3(b).

“Issuance Notice” has the meaning set forth in Section 7.2(a).

“Key Group Company” has the meaning set forth in the Preamble.

“KFYR” means Beijing Kafei Yirong Technology Co., Ltd. , a company incorporated in the PRC.

“Law” means any federal, state, territorial, foreign or local law, common law, statute, ordinance, rule, regulation, code, measure, notice, circular, opinion or order of any Government Authority, including any rules promulgated by a stock exchange or regulatory body.

“Liquidation Event” has the meaning set forth in the Articles.

“Management Holdco” has the meaning set forth in the Preamble.

“Management Holdco Ordinary Repurchase” has the meaning set forth in the Recitals.

“Management Holdco Ordinary Repurchase Agreement” has the meaning set forth in the Recitals.

“Matrix” means .

“New Oriental” means ELITE CONCEPT HOLDINGS LIMITED.

“New Oriental Director” has the meaning set forth in Section 4.1(b)(ii).

“New Securities” has the meaning set forth in Section 7.1(b)(ii).

“Non-Competition Period” has the meaning set forth in Section 8.2.

“Non-Disclosing Parties” has the meaning set forth in Section 9.13(c)(i).

“Observer” has the meaning set forth in Section 4.1(d).

“Offered Securities” has the meaning set forth in Section 6.2(a).

“Offering Shareholder” has the meaning set forth in Section 6.2(a).

“Orchid Asia” means DIAMOND TOWER INVESTMENTS LIMITED.

“Orchid Asia Ordinary Subscription” has the meaning set forth in the Recitals.

“Ordinary Shares” means the ordinary shares with a par value of US$0.0001 per share in the share capital of the Company.

“Over-allotment Exercise Period” has the meaning set forth in Section 7.2(b).

“Over-allotment New Securities” has the meaning set forth in Section 7.2(b).

“Over-allotment Notice” has the meaning set forth in Section 7.2(b).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Permitted Transferee” means, with respect to any Shareholder or its Affiliates, any Affiliate of such Shareholder.

“Person” means any individual or any partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

“PRC” means the People’s Republic of China, excluding, for purposes of this Agreement, Hong Kong, Macau and Taiwan.

“Preferred Shareholder” has the meaning set forth in the Preamble.

“Preferred Shares” means, collectively, the Series A Preferred Shares, the Series B Preferred Shares and the Series B+ Preferred Shares, as applicable.

“Pre-emptive Portion” has the meaning set forth in Section 7.1(b)(i).

“Pre-emptive Right” has the meaning set forth in Section 7.1(a).

“Pre-emptive Rights Holder” has the meaning set forth in Section 7.1(a).

“Primavera” means PV Pluto Limited.

“Primavera Director” has the meaning set forth in Section 4.1(b)(i).

“Prior Agreement” has the meaning set forth in the Recitals.

“Public Offering” has the meaning set forth in Section 8.4.

“Qualified IPO” means a firm commitment, underwritten public offering of the Shares on any of the New York Stock Exchange, the NASDAQ Global Market or such other stock exchange approved by the Board in accordance with the provisions herein, and in such public offering, (i) the number of Shares newly issued and sold to the public shall represent not less than 10% of the fully diluted share capital of the Company as of immediately following such public offering, and (ii) the per Share price to public is not less than the Series B+ Original Issue Price, as proportionally adjusted for share splits, share dividends, share combinations and similar events.

“Re-allotment Notice” has the meaning set forth in Section 6.2(c).

“Re-allotment Period” has the meaning set forth in Section 6.2(c).

“Re-allotment Right Holder” has the meaning set forth in Section 6.2(c).

“Registrable Securities” has the meaning set forth in Section 3.2(b).

“Registrable Securities then outstanding” has the meaning set forth in Section 3.2(c).

“Related Party” means any of (i) any Person (other than any Group Company) who Beneficially Owns more than 5% of the issued and outstanding equity interests in any Group Company, (ii) the directors, officers and Senior Managers of any Group Company, and (iii) the Affiliates of the Persons enumerated under (i) and (ii).

“Request Notice” has the meaning set forth in Section 3.3(a).

“Request Securities” has the meaning set forth in Section 3.3(a).

“Restructuring” has the meaning ascribed to it in the Share Subscription Agreement.

“Restructuring Agreements” has the meaning ascribed to it in the Share Subscription Agreement.

“Restructuring Plan” has the meaning ascribed to it in the Share Subscription Agreement.

“ROFR Holders” has the meaning set forth in Section 6.2(a).

“ROFR Notice” has the meaning set forth in Section 6.2(a).

“ROFR Period” has the meaning set forth in Section 6.2(b).

“Sale and Purchase Agreement” has the meaning set forth in the Preamble.

“Sale Securities” has the meaning set forth in Section 6.3(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder.

“Senior Managers” of a Person means such Person’s president, chief executive officer, chief financial officer, chief operating officer, chief technical officer, chief sales and marketing officer and any other individuals serving in comparable positions or having comparable duties and responsibilities.

“Series A and Series B Share Subscription Agreement” means the share subscription agreement, dated as of June 19, 2017, by and among the Company, certain Shareholders and certain other parties thereto.

“Series A Preferred Shares” means the series A preferred shares with a par value of US$0.0001 per share in the share capital of the Company, having the rights, preferences, privileges and restrictions set out in the Articles and this Agreement.

“Series A Request Notice” has the meaning set forth in Section 3.3(a)(i).

“Series A Request Securities” has the meaning set forth in Section 3.3(a)(i).

“Series A Target IPO” means a firm commitment, underwritten public offering of the Shares on any of the New York Stock Exchange, the NASDAQ Global Market or such other stock exchange approved by the Board, and in such public offering, (i) the market capitalization of the Company is not less than US$500,000,000 immediately following such public offering, and (ii) the aggregate gross proceeds to the Company are not less than US$100,000,000. Notwithstanding the foregoing, (x) holders of not less than three- fourths (3/4) of the then issued and outstanding Series A Preferred Shares may, by written notice to the Company and all other Shareholders at any time, reduce the amounts specified in sub-clauses (i) and (ii), and (y) the Founder Holdcos and holders of not less than three- fourths (3/4) of the then issued and outstanding Series A Preferred Shares, acting together, may, by written notice to the Company and all other Shareholders at any time after the occurrence of a Series A Put Trigger Event, adjust the requirements specified in sub-clauses (i) and (ii), provided that such adjustment shall not result in, and could not reasonably be expected to result in, an initial public offering that constitutes a Qualified IPO to not constitute a Series A Target IPO.

“Series B Original Issue Price” means US$217.82 per Series B Preferred Share, as proportionally adjusted for share sub-divisions, share dividends, share consolidations, recapitalizations and similar events.

“Series B Preferred Shares” means the Series B preferred shares with a par value of US$0.0001 per share in the share capital of the Company, having the rights, preferences, privileges and restrictions set out in the Articles and this Agreement.

“Series B Request Notice” has the meaning set forth in Section 3.3(a)(ii).

“Series B Request Securities” has the meaning set forth in Section 3.3(a)(ii).

“Series B+ Original Issue Price” means with respect to the Series B+ Preferred Shares, US$283.16 per Series B+ Preferred Share, as proportionally adjusted for share sub-divisions, share dividends, share consolidations, recapitalizations and similar events.

“Series B+ Preferred Shareholder” has the meaning set forth in the Recitals.

“Series B+ Preferred Shares” means the Series B+ preferred shares with a par value of US$0.0001 per share in the share capital of the Company, having the rights, preferences, privileges and restrictions set out in the Articles and this Agreement.

“Series B+ Share Subscription Agreement” has the meaning set forth in the Recitals.

“Share Subscription Agreement” means the Series A and Series B Share Subscription Agreement or the Series B+ Share Subscription Agreement, as applicable.

“Shareholders” means the members of the Company set forth in the Company’s register of members from time to time and who are Parties to this Agreement.

“Shares” means the Ordinary Shares and the Preferred Shares, collectively.

“Subsidiary” means, with respect to any Person, each other Person in which the first Person (a) Beneficially Owns, directly or indirectly, share capital or other equity interests representing more than fifty percent (50%) of the outstanding voting stock or other equity interests; (b) holds the rights to more than fifty percent (50%) of the economic interest of such other Person, including interests held through a VIE Structure or other contractual arrangements; or (c) has a relationship such that the financial statements of the other Person may be consolidated into the financial statements of the first Person under applicable accounting conventions.

“Tag Notice” has the meaning set forth in Section 6.3(a).

“Tag Securities” has the meaning set forth in Section 6.3(b).

“Tagging Shareholder” has the meaning set forth in Section 6.3(a).

“Transaction Documents” means this Agreement, the Share Subscription Agreement, the Articles, the Restructuring Agreements, and any other agreement, document or instrument required to be executed and delivered in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer” means to, directly or indirectly, sell, transfer, assign, gift, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition, whether or not for consideration.

“Transfer Period” has the meaning set forth in Section 6.3(e).

“US$” means the lawful money of the United States of America.

“VIE Agreements” means, collectively, the agreements, contracts, arrangements and documents implementing the VIE Structure of the Group Companies.

“VIE Structure” means the investment structure in which a PRC-domiciled operating entity and its PRC shareholder(s) enter into a number of Contracts with a non-PRC investor (or a foreign-invested enterprise incorporated in the PRC invested by the non-PRC investor) pursuant to which the non-PRC investor (or a foreign-invested enterprise incorporated in the PRC invested by the non-PRC investor) achieves Control of the PRC- domiciled operating entity and consolidates the financials of the PRC-domiciled entity with those of the non-PRC investor.

“Violation” has the meaning set forth in Section 3.8(a).

“Xingwang” means

Section 1.2    Interpretation and Rules of Construction.

(a)    Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)    the provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement;

(ii)    any reference in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement, unless otherwise indicated. All Exhibits and

(iii)    Schedules hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein;

(iv)    any reference in this Agreement to gender shall include all genders, and words importing the singular number only shall include the plural and vice versa;

(v)    the word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it;

(vi)    words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires;

(vii)    when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded;

(viii)    “fully-diluted” or any variation thereof means all of the issued and outstanding Shares, treating the maximum number of Shares issuable under any issued and outstanding Convertible Securities and all Shares reserved for issuance under the ESOP as issued and outstanding;

(ix)    references to “in the ordinary course of business” and comparable expressions mean the ordinary and usual course of business of the relevant party, consistent in all material respects (including nature and scope) with the prior practice of such party;

(x)    references to “writing,” “written” and comparable expressions include any mode of reproducing words in a legible and non-transitory form including emails and faxes, provided the sender complies with the provisions of Section 9.7; and

(xi)    if any payment hereunder would have been, but for this Section 1.2(a)(x), due and payable on a date that is not a Business Day, then such payment shall instead be due and payable on the first Business Day after such date.

(b)    In the event an ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Article II

Information Rights

Section 2.1    Information Rights.

The Company shall deliver to each Preferred Shareholder (each an “Information Rights Holder”):

(a)    within ninety (90) days after the end of each fiscal year of the Company, audited annual consolidated financial statements of the Company for such fiscal year;

(b)    within thirty (30) days after the end of each fiscal quarter of the Company, unaudited quarterly consolidated financial statements of the Company for such fiscal quarter;

(c)    at least thirty (30) days prior to the beginning of any fiscal year of the Company, an annual consolidated budget of the Company for such following fiscal year; and

(d)    such other information as such Information Rights Holder may reasonably request from time to time.

All financial statements to be provided pursuant to this Section 2.1 shall include an income statement, a balance sheet and a cash flow statement for the relevant period and items (a) and (b) above shall be prepared in accordance with the Applicable Accounting Standard. All audits of the Group Companies shall be performed by one of the Big Four Firms or another internationally reputable accounting firm approved in accordance with Section 4.2(r) .

Section 2.2    Inspection Rights.

Each Information Rights Holder shall have the right to (i) inspect facilities and books and records of any Group Company, and (ii) discuss the business, operations and financial conditions of any Group Company with the directors, officers, employees, accountants, financial advisors and legal counsel of such Group Company, in each case, at any time during regular working hours on reasonable prior notice to the Company and in a manner so as not to interfere with the normal business operations of such Group Company.

Section 2.3    Expiration.

This Article II shall immediately and automatically expire and cease to have any force or effect (i) with respect to holders of the Series A Preferred Shares (in their capacities as such), upon the consummation of a Series A Target IPO, and (ii) with respect to all Parties, upon the consummation of a Qualified IPO.

Article III

Registration Rights

Section 3.1    Applicability of Rights.

The holders of the Preferred Shares shall be entitled to the following rights with respect to any potential public offering of Ordinary Shares (or securities representing such Ordinary Shares) in the United States, and to any analogous or equivalent rights with respect to any other offering of shares in any other jurisdiction pursuant to which the Company undertakes to publicly offer or list such securities for trading on a recognized securities exchange.

Section 3.2    Definitions.

For purposes of this Article III:

(a)    Registration. The terms “register” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement under the Securities Act, and the declaration of effectiveness of such registration statement.

(b)    Registrable Securities. The term “Registrable Securities” means: (i) Preferred Shares, (ii) Ordinary Shares of the Company issued or issuable (A) upon conversion of the Preferred Shares and (B) pursuant to the issuance of New Securities by the Company to the holders of Preferred Shares pursuant to Section 7.1(a); (iii) Ordinary Shares of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, any of the foregoing; (iv) any other Ordinary Share owned or hereafter acquired by the holders of Preferred Shares, including Ordinary Shares issued in respect of the Ordinary Shares described in (ii) and (iii) above upon any share split, share dividend, recapitalization or a similar event; and (v) any depositary receipts issued by an institutional depositary upon deposit of any of the foregoing. Notwithstanding the foregoing, “Registrable Securities” shall not include any Registrable Securities sold by a Person in a transaction in which rights under this Article III are not assigned in accordance with this Agreement or any Registrable Securities sold in a public offering, whether sold pursuant to Rule 144 promulgated under the Securities Act, or in a registered offering, or otherwise.

(c)    Registrable Securities Then Outstanding. The number of shares of “Registrable Securities then outstanding” shall mean the number of Ordinary Shares of the Company that are Registrable Securities and are then issued and outstanding or would be outstanding assuming full conversion of all Registrable Securities which are convertible into Ordinary Shares.

(d)    Holder. The term “Holder” means any Person who holds Registrable Securities of record, whether such Registrable Securities were acquired directly from the Company or from another Holder in an Exempt Transfer, to whom the rights under this Article III have been duly assigned in accordance with this Agreement; provided, however, that for purposes of this Agreement, a record holder of the Preferred Shares convertible into such Registrable Securities shall be deemed to be the Holder of such Registrable Securities; and provided, further, that (i) the Company shall in no event be obligated to register the Preferred Shares and that (ii) Holders of Registrable Securities will not be required to convert their Preferred Shares into Ordinary Share in order to exercise the registration rights granted hereunder, until immediately prior to the declaration of effectiveness of the registration statement for the offering to which the registration relates.

(e)    Form S-3 and Form F-3. The terms “Form S-3” and “Form F-3” means such respective form under the Securities Act as is in effect on the date hereof or any successor or comparable registration form under the Securities Act subsequently adopted by the SEC, which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

Section 3.3    Demand Registration.

(a)    Request by Holders.

(i)    Series A Request. If the Company shall receive, at any time after the earlier of (x) the thirty (30) months following the Series A Closing Date (as defined in the Series A and Series B Share Subscription Agreement), and (y) six (6) months following the closing of a Series A Target IPO, or such other period(s) as approved by the holders of three fourths (3/4) of the then issued and outstanding Series A Preferred Shares, a written request from the Holders of at least thirty percent (30%) of the Series A Preferred Shares then outstanding that the Company files a registration statement under the Securities Act covering the registration of a minimum of twenty percent (20%) of the Registrable Securities pursuant to this Section 3.3, then the Company shall, within ten (10) Business Days after the receipt of such written request, give a written notice of such request (the “Series A Request Notice”) to such Holders of the Series A Preferred Shares. Such Holders of the Series A Preferred Shares shall send a written notice stating the number of Registrable Securities requested to be registered and included in such registration (the “Series A Preferred Shares Request Securities”) to the Company within ten (10) Business Days after receipt of the Series A Request Notice. The Company shall thereafter use its reasonable best efforts to effect, as soon as practicable, the registration of the Series A Request Securities, subject only to the limitations of this Section 3.3. Notwithstanding the foregoing, no Holder may deliver a Series A Request Notice, and the Company shall have no obligations under this Section 3.3(a)(i), unless the prior written consent of holders of at least two-thirds (2/3) of the then issued and outstanding Series B Preferred Shares and the then issued and outstanding Series B+ Preferred Shares, voting as the same class and on an as-converted basis, has been obtained.

(ii)    Series B Request. If the Company shall receive, at any time after the earlier of (x) the fifth (5th) anniversary of the Series B Closing Date (as defined in the Series A and Series B Share Subscription Agreement), and (y) six (6) months following the closing of a Qualified IPO, a written request from the Holders of at least thirty percent (30%) of the Series B Preferred Shares and the Series B+ Preferred Shares, voting as the same class and on an as-converted basis, then outstanding that the Company files a registration statement under the Securities Act covering the registration of a minimum of twenty percent (20%) of the Registrable Securities pursuant to this Section 3.3, then the Company shall, within ten (10) Business Days after the receipt of such written request, give a written notice of such request (the “Series B Request Notice”, together with Series A Request Notice, the “Request Notice”) to all Holders. The Holders shall send a written notice stating the number of Registrable Securities requested to be registered and included in such registration (the “Series B Request Securities”, together with the Series A Request Securities, the “Request Securities”) to the Company within ten (10) Business Days after receipt of the Series B Request Notice. The Company shall thereafter use its reasonable best efforts to effect, as soon as practicable, the registration of the Series B Request Securities, subject only to the limitations of this Section 3.3.

(b)    Underwriting. If the Holders initiating the registration request under this Section 3.3 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 3.3 and the Company shall include such information in the Request Notice referred to in Section 3.3(a). In the event of an underwritten offering, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Company and approved by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 3.3, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro-rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced (x) by more than seventy-five percent (75%) and (y) unless all other securities are first entirely excluded from the underwriting and registration including all shares that are not Registrable Securities and are held by any other Person, including any Person who is an employee, officer or director of the Company or any Subsidiary of the Company. Further, if, as a result of such underwriter cutback, the Holders cannot include in the offering all of the Registrable Securities that they have requested to be included therein, then such registration shall not be deemed to constitute one of the two (2) demand registrations to which the Holders are entitled pursuant to this Section 3.3. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by delivering a written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership, the Holder and the partners and retired partners of such Holder, or the estates and Immediate Family Members of any such partners and retired partners and any trusts for the benefit of any of the foregoing Persons, and for any Holder that is a corporation, the Holder and all corporations that are affiliates of such Holder, shall be deemed to be a single “Holder”, and any pro-rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder”, as defined herein.

(c)    Maximum Number of Demand Registrations. The Company shall have no obligation to effect more than two (2) registrations pursuant to this Section 3.3.

(d)    Deferral. Notwithstanding the foregoing, if the Company shall furnish to the Holders requesting the filing of a registration statement pursuant to this Section 3.3, a certificate signed by the president or chief executive officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further that during such ninety (90) day period, the Company shall not file any registration statement pertaining to the public offering of any securities of the Company.

(e)    Expenses. The Company shall pay all expenses (excluding only underwriting discounts and commissions relating to the Registrable Securities sold by the Holders) incurred in connection with any registration pursuant to this Section 3.3, including all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printer’s and accounting fees, the fees and expenses (including disbursements) of outside counsels for the Holders and any fee charged by any depositary bank, transfer agent or share registrar. Each Holder participating in a registration pursuant to this Section 3.3 shall bear such Holder’s proportionate share (based on the total number of shares of Registrable Securities sold in such registration other than for the account of the Company) of all discounts and commissions relating to the Registrable Securities sold by the Holders. Notwithstanding the foregoing, the Company shall not be required to pay any expense of any registration proceeding begun pursuant to this Section 3.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then outstanding agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to this Section 3.3 (in which case such registration shall also constitute the use by all Holders of Registrable Securities of one (l) such demand registration); provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, or if the registration proceeding is terminated for any reason not specifically covered by this Section 3.3(e), then the Company shall be required to pay all of such expenses and such registration shall not constitute the use of a demand registration pursuant to this Section 3.3.

Section 3.4    Piggyback Registrations.

The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing of any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 3.3 or Section 3.5 or to any employee benefit plan or a corporate reorganization) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall within ten (10) Business Days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein

(a)    Underwriting. If a registration statement under which the Company gives notice under this Section 3.4 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 3.4 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first to the Company, and second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro- rata basis based on the total number of Registrable Securities then held by each such Holder; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced below twenty-five percent (25%) of the aggregate number of Registrable Securities for which inclusion has been requested, even if this will cause the Company to reduce the number of shares it wishes to offer; and (ii) all shares that are not Registrable Securities and are held by any other Person, including any Person who is an employee, officer or director of the Company or any Subsidiary of the Company shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by delivering a written notice to the Company and the underwriter(s) at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership, the Holder and the partners and retired partners of such Holder, or the estates and Immediate Family Members of any such partners and retired partners and any trusts for the benefit of any of the foregoing Persons, and for any Holder that is a corporation, the Holder and all corporations that are affiliates of such Holder, shall be deemed to be a single “Holder,” and any pro-rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(b)    Expenses. The Company shall pay all expenses (excluding only underwriting and brokers’ discounts and commissions relating to shares sold by the Holders) incurred in connection with a registration pursuant to this Section 3.4, including all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printers’ and accounting fees, the fees and expenses (including disbursements) of outside counsels for the Holders and any fee charged by any depositary bank, transfer agent or share registrar. For the avoidance of doubt, the Company shall pay all expenses incurred in connection with a registration pursuant to this Section 3.4 notwithstanding the cancellation or delay of the registration proceeding for any reason.

(c)    Not Demand Registration. Registration pursuant to this Section 3.4 shall not be deemed to be a demand registration as described in Section 3.3. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 3.4.

Section 3.5    Form S-3 or Form F-3 Registration.

After its initial public offering, the Company shall use its best efforts to qualify for registration on Form S-3 or Form F-3 or any comparable or successor form promptly and to maintain such qualification thereafter. If the Company is qualified to use Form S-3 or Form F-3, any Holder or Holders shall have a right to request in writing that the Company effect a registration on either Form S-3 or Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, and upon receipt of each such request, the Company shall perform the tasks set out in paragraphs (a) and (b) below:

(a)    Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b)    Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the date on which the Company provides the notice contemplated by Section 3.5(a); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 3.5:

(i)    if Form S-3 or Form F-3 becomes unavailable for such offering by the Holders;

(ii)    if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price of less than US$1,000,000 to the public; or

(iii)    if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested to be included in such registration) pursuant to the provisions of Section 3.4(a).

(c)    Expenses. The Company shall pay all expenses (excluding only underwriting or brokers’ discounts and commissions relating to shares sold by the Holders) incurred in connection with each registration requested pursuant to this Section 3.5, including all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printers’ and accounting fees, the fees and expenses (including disbursements) of outside counsels for the Holders and any fee charged by any depositary bank, transfer agent or share registrar. For the avoidance of doubt, the Company shall pay all expenses incurred in connection with a registration pursuant to this Section 3.5 notwithstanding the cancellation or delay of the registration proceeding for any reason.

(d)    Maximum Frequency. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 3.5.

(e)    Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting the filing of a registration statement pursuant to this Section 3.5, a certificate signed by the president or chief executive officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such Form S-3 or Form F-3 registration statement to be filed, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further that during such ninety (90) day period, the Company shall not file any registration statement pertaining to the public offering of any securities of the Company.

(f)    Not Demand Registration. Form S-3 or Form F-3 registrations shall not be deemed to be demand registrations as described in Section 3.3.

(g)    Underwriting. If the requested registration under this Section 3.5 is for an underwritten offering, the provisions of Section 3.3(b) shall apply.

(h)    If the Company fails to perform any of the Company’s obligations set forth above in this Section 3.5 relating to a demand registration made pursuant to Section 3.3, such registration shall not constitute the use of a demand registration under Section 3.3.

Section 3.6    Obligations of the Company.

Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as soon as practicable:

(a)    Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and keep any such registration statement effective for a period of one (1) year or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever is earlier;

(b)    Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement;

(c)    Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus and any free writing prospectus (as defined in Rule 405 of the Securities Act), in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration;

(d)    Blue Sky. Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e)    Deposit Agreement. If the registration relates to an offering of depositary shares or other securities representing Ordinary Shares deposited pursuant to a deposit agreement or similar facility, cause the depositary under such agreement or facility to accept for deposit under such agreement or facility all Registrable Securities requested by each Holder to be included in such registration in accordance with this Article III;

(f)    Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(g)    Notification. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of (i) the issuance of any stop order by the SEC in respect of such registration statement, or (ii) the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. As soon as reasonably practicable at the request of any such Holder of Registrable Securities, file and furnish to all such Holders of Registrable Securities a supplement or amendment to such prospectus or free writing prospectus (to the extent prepared by or on behalf of the Company) so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.

(h)    Opinions and Comfort Letter. Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such Registrable Securities are being sold through underwriters, or, if such Registrable Securities are not being sold through underwriters, on the date that the registration statement with respect to such Registrable Securities becomes effective, (i) opinions, each dated as of such date, of the counsels representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to Holders representing a majority of the Registrable Securities requested to be registered, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a “comfort letter” dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to Holders representing a majority of the Registrable Securities requested to be registered, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

Section 3.7    Furnish Information.

It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 3.3, Section 3.4 or Section 3.5 that the Holders shall furnish to the Company information regarding such Holders, the Registrable Securities held by them and the intended method of disposition of such Registrable Securities as shall reasonably be required to timely effect the Registration of their Registrable Securities.

Section 3.8    Indemnification.

In the event any Registrable Securities are included in a registration statement under Section 3.3, Section 3.4 or Section 3.5:

(a)    By the Company. To the extent permitted by Law, the Company shall indemnify and hold harmless each Holder and its Affiliates, partners, officers, directors, employee, legal counsel, agent, any underwriter (as determined in the Securities Act) for such Holder and each Person, if any, who Controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other applicable Law, insofar as such losses, claims, damages, or liabilities or actions in respect thereof arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i)    any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or Final Prospectus (as defined below) contained therein or any amendments or supplements thereto;

(ii)    the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or

(iii)    any violation or alleged violation of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or other applicable Law in connection with the offering covered by such registration statement;

and the Company shall reimburse each such Holder and its Affiliates, partners, officers, directors, employees, legal counsel, agents, underwriters or controlling Person for any legal or other expenses reasonably incurred by them, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity contained in this Section 3.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, underwriter or controlling Person of such Holder.

(b)    By Selling Shareholders. To the extent permitted by Law, each selling Holder will, on a several and not joint basis, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who Controls the Company, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, officers, legal counsel or any Person who Controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, legal counsel, controlling Person, underwriter or other such Holder, partner or director, officer or controlling Person of such other Holder may become subject under the Securities Act, the Exchange Act or other applicable Law, insofar as such losses, claims, damages or liabilities or actions in respect thereto arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in the Company’s reasonable reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling Person, underwriter or other Holder, partner, officer, director or controlling Person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity contained in this Section 3.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that the total amounts payable in indemnity by a Holder under this Section 3.8(b) plus any amount under Section 3.8(e) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises absent gross negligence, willful misconduct or fraudulent misrepresentation in furnishing the requested information by such Holder.

(c)    Notice. Promptly after receipt by an indemnified party under this Section 3.8 of notice of the commencement of any action, including any governmental action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 3.8, deliver to the indemnifying party a written notice of the commencement thereof (a “Claim Notice”) and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, (i) during the period from the delivery of a Claim Notice until retention of counsel by the indemnifying party; and (ii) if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver a written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 3.8 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to deliver a written notice to the indemnified party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 3.8.

(d)    Defect Eliminated in Final Prospectus. The foregoing indemnity of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the “Final Prospectus”), such indemnity shall not inure to the benefit of any Person if a copy of the Final Prospectus was timely furnished to the indemnified party and was not furnished to the Person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

(e)    Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any Holder exercising rights under this Agreement, or any controlling Person of any such Holder, makes a claim for indemnification pursuant to this Section 3.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 3.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling Person in circumstances for which indemnification is provided under this Section 3.8; then, and in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that, in any such case: (A) no such Holder will be required to contribute any amount in excess of the net proceeds received by such Holder pursuant to such registration statement absent guilty of such fraudulent misrepresentation; and (B) no Person or entity guilty of fraudulent misrepresentation as defined in Section 11(f) of the Securities Act will be entitled to contribution from any Person or entity who was not guilty of such fraudulent misrepresentation.

(f)    Survival. The obligations of the Company and Holders under this Section 3.8 shall survive for after the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes.

Section 3.9    Rule 144 Reporting.

With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to:

(a)    make and keep public information available, as those terms are understood and defined in Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b)    file with the SEC, in a timely manner, all reports and other documents required of the Company under the Securities Act or the Exchange Act, at all times after the effective date of the first registration under the Securities Act filed by the Company; and

(c)    so long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request, (i) a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements, (ii) a copy of the most recent annual, interim, quarterly or other report of the Company and, (iii) such other reports and documents as a Holder may reasonably request availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

Section 3.10    Termination of the Company’s Obligations.

Notwithstanding the foregoing, (a) the Company shall have no obligations pursuant to Section 3.3, Section 3.4 or Section 3.5 with respect to any Registrable Securities proposed to be sold by a holder of the Series A Preferred Shares in a registered public offering, (i) three (3) years after the consummation of a Series A Target IPO, or (ii) if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a holder of the Series A Preferred Shares may then be sold under Rule 144 in one transaction without exceeding the volume limitations thereunder; and (b) the Company shall have no obligations pursuant to Section 3.3, Section 3.4 or Section 3.5 with respect to any Registrable Securities proposed to be sold by a Holder in a registered public offering (i) three (3) years after the consummation of a Qualified IPO, or (ii) if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a Holder may then be sold under Rule 144 in one transaction without exceeding the volume limitations thereunder.

Section 3.11    No Registration Rights to Third Parties.

Without the prior written consent of the Holders of more than fifty percent (50%) of the Registrable Securities then outstanding, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any Person or entity any registration rights of any kind, whether similar to the demand, “piggyback” or Form S-3 or Form F-3 registration rights described in this Article III, or otherwise, relating to any Equity Securities of the Company, other than rights that are subordinate to the rights of the Holders hereunder.

Section 3.12    “Market Stand-Off” Agreement.

Each Holder hereby agrees that, if and to the extent requested by the lead underwriter of securities of the Company in connection with a registration relating to a specific proposed public offering (other than a registration on Form S-8 or a related or successor form relating solely to an employee benefit plan or a registration on Form S-4 or a related or successor form relating solely to a transaction under SEC Rule 145), such Holder will, subject to the following conditions, enter into a lock-up or standoff agreement in customary form (subject to the following conditions) under which such Holder agrees not to sell or otherwise transfer or dispose of any Registrable Securities or other shares of the Company owned by such Holder as of the date of such registration for up to one hundred eighty (180) days following the effective date of the related registration statement. The obligations of each Holder under this Section 3.12 are subject to the following conditions: (i) the lockup or standoff agreement applies only to the first registration statement of the Company which covers securities to be sold on its behalf to the public in an underwritten offering, but not to Registrable Securities actually sold pursuant to such registration statement; (ii) such Holder is satisfied that all directors, officers, and holders of 1% or more of any class of securities of the Company are bound by substantially identical restrictions; (iii) the lockup or standoff agreement provides that if any securities of the Company are to be excluded or released in whole or part from such restrictions, the underwriter shall so notify each Holder within three (3) days and each Holder shall be excluded or released, in proportionate amounts to the extent of the exclusion or release with respect to any other holder of Company’s securities, including any director, officer, or holder of 1% or more of any class of securities of the Company subject to such restrictions; and (iv) the lockup or standoff agreement by its terms permits transfers of Registrable Securities by any Holder to any Affiliate of such Holder during the restricted period, provided that such Affiliate executes a lock-up or standoff agreement substantively identical to that signed by the transferring Holder. The lock-up or standoff agreement shall expire no later than ninety (90) days after execution by the Holder if no underwritten public offering has occurred by the date of such execution. The Company may impose a stop-transfer restriction with respect to Registrable Securities that are subject to any such lockup or standoff agreement, but shall remove such restriction immediately upon the expiration or termination of such lockup or standoff agreement.

Section 3.13    Public Offering Rights (Non-U.S. Offerings).

If shares of the Company are offered in an underwritten public offering (whether or not a Qualified IPO) outside of the United States for the account of any holders of Ordinary Shares or other shareholders, each Holder shall have the right to include a pro-rata number of Shares (based on the number of Shares (on an as-converted basis) then held by such Holder and all other Shareholders of the Company selling in such offering) in such offering on terms and conditions no less favorable to the Holders than to any other selling Shareholder.

Section 3.14    Re-sale Rights.

The Company shall use its best efforts to assist each Holder in the sale or disposition of its Registrable Securities after a Qualified IPO, including the prompt delivery of applicable instruction letters by the Company and legal opinions from the Company’s counsels in forms reasonably satisfactory to the Holder’s counsel. In the event the Company has depositary receipts listed or traded on any stock exchange or inter-dealer quotation system, the Company shall pay all costs and fees related to such depositary facility, including conversion fees and maintenance fees for Registrable Securities held by the Holders.

Article IV

Board of Directors

Section 4.1    Board of Directors.

(a)    The business and affairs of the Company shall be conducted as directed by the board of directors of the Company (the “Board”). In addition to the powers and authorities expressly conferred upon it by Section 4.2, the Board shall have all such powers and authorities, and may do all such acts and things, to the maximum extent permitted by applicable Law, the Articles and this Agreement.

(b)    The Board shall consist of up to five (5) members (each, a “Director”) as follows:

(i)    for so long as Primavera and its Affiliates continue to hold, in the aggregate, at least five percent (5%) of the total number of issued and outstanding Ordinary Shares (on an as-converted and fully-diluted basis, including all Equity Securities reserved under the ESOP), Primavera shall be entitled to appoint and remove one (1) Director (the “Primavera Director”);

(ii)    for so long as New Oriental and its Affiliates continue to hold, in the aggregate, at least five percent (5%) of the total number of issued and outstanding Ordinary Shares (on an as-converted and fully-diluted basis, including all Equity Securities reserved under the ESOP), New Oriental shall be entitled to appoint and remove one (1) Director (the “New Oriental Director”); and

(iii)    STUDYVIP ONLINE EDUCATION LIMITED shall be entitled to appoint and remove three (3) Directors.

(c)    The board of directors of each of the Group Companies shall be appointed and removed by the Board, or as otherwise agreed upon by the Parties, provided, however, that as soon as reasonably practicable after the written request of any Party with respect to any Group Company, the board of directors of such Group Company shall, to the maximum extent practicable and permissible by Law, be comprised of the same individuals who are Directors of the Company.

(d)    Each of Matrix, Xingwang and Orchid Asia shall be entitled to appoint one (1) observer (together, the “Observers”) to the Board. The Observers shall be entitled to attend meetings of the Board and receive copy of all notices, minutes, consents and other material that are provided to the directors at the same time and in the same manner as provided to the directors, but shall not have any voting or consent right in respect of any matter submitted to or to be determined by the Board.

Section 4.2    Matters Requiring Director Approval.

No Group Company shall, and the Parties shall procure that no Group Company shall, except as specifically required under the Share Subscription Agreement or the Restructuring Plan and except in connection with or to the extent necessary to consummate a Put Sale (as defined in the Articles) or a Series B Drag Sale (as defined in the Articles), directly or indirectly take, permit to occur, approve, authorize, or agree or commit to do any of the following without the approval of a majority of the Directors then in office, which majority must include each of the Primavera Director and the New Oriental Director:

(a)    approve or amend the Group Companies’ annual budget including any capital expenditure plan;

(b)    establish any new direct or indirect Subsidiary of any Group Company or any Subsidiary or affiliated company of any Group Company, merge or consolidate with another entity or enter into any partnership, profit sharing agreement or joint venture or acquire any material stock or assets of another entity, in each case, in excess of RMB10,000,000 (or its equivalent in another currency) at any time in respect of any single transaction or a series of related transactions;

(c)    acquire any business, share capital or other securities or assets of any Person (or commit to make any such acquisition), in each case, in excess of RMB10,000,000 (or its equivalent in another currency) at any time in respect of any single transaction or a series of related transactions;

(d)    create, allow to arise or issue any debenture constituting a pledge, lien or charge (whether by way of fixed or floating charge, mortgage encumbrance or other security) on all or a material portion of the capital, undertaking, property, assets or rights of any Group Company;

(e)    approve the making of any loan or advance or give any credit or any financial assistance by any Group Company to any Person who is not a Group Company or provide any guarantee by any Group Company for the benefit of any Person who is not a Group Company, where such loan, credit, financial assistance and guarantee in any financial year, in the aggregate, exceed US$1,000,000 (or its equivalent in another currency);

(f)    approve or make adjustments or modifications to terms of transactions involving the interest of any Group Company, on the one hand, and any Related Party, on the other hand;

(g)    declare or pay any dividend or distribution or otherwise results in the redemption or repurchase of any equity securities, other than any such action specifically required hereunder or under the Articles (including any redemption or repurchase of Preferred Shares to the extent necessary to effect a conversion of such Preferred Shares into Ordinary Shares pursuant to the provisions of the Articles);

(h)    engage in any business materially different from the business as currently conducted by the Group Companies, or cease to engage in any business currently conducted by the Group Companies;

(i)    transfer of any shares or equity interest in any Group Company (other than the Company), except any such transfer that does not reduce the ultimate Beneficial Ownership of the Company in such Group Company;

(j)    make or incur capital expenditures in excess of RMB10,000,000 (or its equivalent in another currency) in any single transaction or a series of related transactions;

(k)    sell, lease, transfer or dispose of assets (except for those sale, transfer or disposal of the assets of the Group Company in ordinary course of business consistent with past practices) in excess of RMB10,000,000 (or its equivalent in another currency) in any single transaction or a series of related transactions;

(l)    incur any indebtedness for borrowed money or assume any financial obligation or issue, assume, guarantee or create any liability for borrowed money in excess of US$1,000,000 (or its equivalent in another currency) in any single transaction or a series of related transactions;

(m)    appoint, remove or replace the chief executive officer, the chief financial officer or the chief strategy officer of the Company, or alter the salary, bonus, benefits and other compensation of any of the foregoing individuals by more than thirty percent (30%) from the compensation previously approved by the Board;

(n)    change, amend or terminate any VIE Agreements;

(o)    approve the valuation, terms and conditions of any public offering (including the initial public offering) of any equity securities of any Group Company (including the selection of stock exchange on which such equity securities will be listed for trading and, where more than one lead underwriter will be engaged for such public offering, at least one lead underwriter engaged for such public offering shall have been approved by the Primavera Director);

(p)    approve or amend the ESOP or other share incentive plans, or approve, with respect to any batch of awards to be granted thereunder, the timing and the aggregate amount of awards to be granted in such batch;

(q)    change the size of the board of directors or the size of any committee of the board of directors of the Company;

(r)    adopt any accounting standard other than the Applicable Accounting Standard, change the accounting policies in any material respect, change the fiscal year of any Group Company, or appoint or change the auditors; and

(s)    agree or commit to do any of the foregoing.

Section 4.3    Expiration.

This Article IV shall immediately and automatically expire and cease to have any force or effect (i) with respect to holders of the Series A Preferred Shares (in their capacities as such), upon the consummation of a Series A Target IPO, and (ii) with respect to all Parties, upon the consummation of a Qualified IPO.

Section 4.4    Expenses.

All reasonable expenses incurred by the Primavera Director, New Oriental Director and the Observers in connection with their performance of duties as a director or observer of the Company, as applicable, shall be borne by the Company.

Article V

Shareholder Protective Provisions

Section 5.1    Matters Requiring Shareholder Approval.

No Group Company shall, and the Parties shall procure that no Group Company shall, except as specifically required under the Share Subscription Agreement or the Restructuring Plan and except in connection with or to the extent necessary to consummate a Put Sale (as defined in the Articles) or a Series B Drag Sale (as defined in the Articles), directly or indirectly take, permit to occur, approve, authorize, or agree or commit to do any of the following without the approval of (i) the holders of a simple majority of the voting power of the then issued and outstanding Series A Preferred Shares, (ii) the holders of not less than two-thirds (2/3) of the voting power of the then issued and outstanding Series B Preferred Shares and the then issued and outstanding Series B+ Preferred Shares (with the Series B Preferred Shares and the Series B+ Preferred Shares voting as the same class), in each case, voting as a separate class and on as-converted basis:

(a)    alter or change the rights, preferences or privileges of any Preferred Share or create (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges senior to or on parity with any Preferred Share;

(b)    increase, reduce (by redemption, repurchase or otherwise) or cancel the authorized or issued share capital of any Group Company, save for (i) the issuance of Ordinary Shares upon the conversion of any Preferred Shares or the redemption of any Preferred Shares in accordance with their terms of issue, (ii) the redemption or repurchase of Ordinary Shares in accordance with the terms of the ESOP, and (iii) any such action specifically required hereunder or under the Articles;

(c)    amend or waive any provision of the Charter Documents of any Group Company;

(d)    sell, lease, transfer or dispose of all or substantially all of the assets of the Group Companies, taken as a whole;

(e)    permit, authorize or approve any merger, acquisition, consolidation, reorganization, split-up, spin-off, other change of control of any other form of business combination of any Group Company with or into one or more third parties;

(f)    effect a recapitalization, reclassification or bankruptcy of the Company, pass any resolution for the liquidation, dissolution or winding up of any Group Company or undertake any reorganization, reconstruction, Liquidation Event or liquidation exercise concerning any Group Company or apply for the appointment of a receiver, manager or judicial manager or like officer; and

(g)    agree or commit to do any of the foregoing.

Section 5.2    Expiration.

This Article V shall immediately and automatically expire and cease to have any force or effect (i) with respect to holders of the Series A Preferred Shares (in their capacities as such), upon the consummation of a Series A Target IPO, and (ii) with respect to all Parties, upon the consummation of a Qualified IPO.

Article VI

Transfer Restrictions

Section 6.1    General Restrictions on Transfer.

(a)    No Shareholder may Transfer any Equity Securities unless such Transfer is conducted in compliance with all applicable Laws, this Agreement and the Articles. Each Shareholder agrees not to circumvent or otherwise avoid the transfer restrictions or intent thereof set forth in this Section 6.1, whether by holding the Equity Securities indirectly through another Person or by causing or effecting, directly or indirectly, the Transfer or issuance of any Equity Securities in such Shareholder or another Person or otherwise. Any Transfer or attempted Transfer of any Equity Securities not made in compliance with this Section 6.1 shall be null and void ab initio and shall not be entered into the Company’s register of members, and the purported transferee in any such Transfer shall not be treated (and the purported transferor shall continue be treated) as the owner of such Equity Securities for all purposes of this Agreement.

(b)    Subject to Section 6.4, prior to a Qualified IPO, none of the Founders, the Founder Holdcos, the Management Holdco and their respective Permitted Transferees shall, without the prior written approval of each of the Primavera Director and the New Oriental Director, Transfer any Equity Securities or any securities in any Group Company Beneficially Owned by such Party. Without prejudice to the foregoing sentence, any direct or indirect Transfer of Equity Securities or any securities in any Group Company Beneficially Owned by the Founders, the Founder Holdcos, the Management Holdco or their respective Permitted Transferees shall also comply with the right of first refusal procedures set forth in Section 6.2 and the co-sale procedures set forth in Section 6.3.

(c)    Prior to the consummation of any Transfer of any Equity Securities (whether or not an Exempt Transfer), the transferring Shareholder shall (i) give written notice to the Company regarding such Transfer, and (ii) as a condition to such Transfer, cause the transferee thereof to execute and deliver to the Company a Deed of Adherence (unless such transferee is already a party to this Agreement).

(d)    In addition to any legends required by applicable Law, each certificate representing the Shares shall bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION UNDER THE SECURITIES ACT. THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A SHAREHOLDERS AGREEMENT BY AND BETWEEN THE COMPANY AND CERTAIN HOLDERS OF SHARES OF THE COMPANY. A COPY OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE COMPANY.”

Section 6.2    Right of First Refusal.

Subject to Section 6.4:

(a)    If any of the Founders, the Founder Holdcos, the Management Holdco and their respective Permitted Transferees (an “Offering Shareholder”) proposes to Transfer any of the Equity Securities held by it to any prospective purchaser, then, prior to consummating such proposed Transfer, the Offering Shareholder shall give all other Shareholder (the “ROFR Holders”) written notice of the Offering Shareholder’s proposal to consummate the Transfer (the “ROFR Notice”). The ROFR Notice shall (i) include a description of the Equity Securities proposed to be Transferred (the “Offered Securities”), the identity and address of such prospective purchaser, and the consideration and the material terms and conditions upon which the proposed Transfer is to be made, (ii) certify that the Offering Shareholder has received a definitive offer from the prospective purchaser and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the ROFR Notice, and (iii) offer to sell all or a portion (as may be elected by the applicable ROFR Holder) of the Offered Securities to the ROFR Holders on the terms and conditions set forth in the ROFR Notice. The ROFR Notice shall also include, if any, a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

(b)    Each ROFR Holder shall have an option for a period of twenty (20) Business Days following receipt of the ROFR Notice (the “ROFR Period”) to elect to purchase all or a portion of the Offered Securities, at the same price and subject to the same terms and conditions set forth in the ROFR Notice by notifying the Offering Shareholder in writing of the number of such Offered Securities that it elects to purchase. If the total number of the Offered Securities the ROFR Holders elect to purchase exceeds the total number of the Offered Securities available for purchase by the ROFR Holders, each ROFR Holder shall only be entitled to purchase a number of Offered Securities equal to the product obtained by multiplying (i) the total number of the Offered Securities by (ii) a fraction, the numerator of which is the number of Ordinary Shares (calculated on an as- converted basis) held by such ROFR Holder and the denominator of which is the total number of Ordinary Shares (calculated on an as-converted basis) held by all ROFR Holders on the date of the ROFR Notice.

(c)    If any ROFR Holder does not exercise its right to purchase its pro rata share of the remaining Offered Securities in full and there is at least one ROFR Holder who has exercised its right to purchase the Offered Securities in full pursuant to Section 6.2(b) (each such ROFR Holder, a “Re-allotment Right Holder”), the Offering Shareholder shall deliver written notice (the “Re-allotment Notice”) within five (5) Business Days after the expiration of the ROFR Period to each Re- allotment Right Holder specifying the number of unpurchased remaining Offered Securities. Each Re-allotment Right Holder shall have a right of re-allotment to purchase all or any portion of its pro rata share of such unpurchased remaining Offered Securities by notifying the Offering Shareholder in writing within ten (10) Business Days following receipt of the Re-allotment Notice (the “Re- allotment Period”) of the number of such unpurchased Offered Securities that it elects to purchase. For purposes of this Section 6.2(c), a Re-allotment Right Holder’s “pro rata share” shall mean a fraction, the numerator of which is the aggregate number of Ordinary Shares (calculated on an as-converted basis) held by such Re-allotment Right Holder and the denominator of which is the total number of Ordinary Shares (calculated on an as- converted basis) held by all Re-allotment Right Holders, in each case, as of the date of the Re-allotment Notice.

(d)    If any ROFR Holder gives the Offering Shareholder notice that it elects to purchase any Offered Securities, then payment for the Offered Securities to be purchased shall be made by wire transfer in immediately available funds of the appropriate currency to an account of the Offering Shareholder, against delivery of the duly executed instrument of transfer of such Offered Securities to be purchased, at a place agreed to by the Offering Shareholder and such ROFR Holder (or at the principal business office of the Company absent such agreement), at the time of the scheduled closing therefor, which shall take place within twenty (20) Business Days following the delivery of notice by such ROFR Holder, as applicable (subject to the extension of such twenty (20) Business Days period for a reasonable time agreed between the Offering Shareholder and such ROFR Holder to the extent reasonably necessary to obtain any Governmental Approvals).

Section 6.3    Right of Co-Sale.

Subject to Section 6.4:

(a)    To the extent any ROFR Holder other than the Founder Holdcos, the Management Holdco and their respective Permitted Transferees has not exercised its right of first refusal in full with respect to the Offered Securities pursuant to Section 6.2, such ROFR Holder shall have the right to participate in the sale of the remaining Offered Securities (the “Sale Securities”) by the Offering Shareholder on the terms and conditions specified in this Section 6.3, by notifying the Offering Shareholder in writing (the “Tag Notice”) within ten (10) Business Days after the expiration of the Re-allotment Period (each such electing ROFR Holder, a “Tagging Shareholder”). The Tag Notice of a Tagging Shareholder shall specify the number of Equity Securities that it wishes to sell pursuant to this Section 6.3.

(b)    Each Tagging Shareholder may elect to offer to sell, on the same terms and conditions as applicable to the Offering Shareholder, up to a number of Shares held by such Tagging Shareholder (as validly elected pursuant to this Section 6.3(b), the “Tag Securities” of such Tagging Shareholder) equal to the product of (x) the number of Ordinary Shares (on an as-converted basis) held by such Tagging Shareholder on the date of the ROFR Notice, multiplied by (y) a fraction, the numerate of which is the number of Sale Securities and the denominator of which is the number of Ordinary Shares (on an as- converted basis) held by the Offering Shareholder on the date of the ROFR Notice, less the number of any Offered Securities purchased or to be purchased by any ROFR Holder pursuant to Section 6.2.

(c)    Each Tagging Shareholder shall effect its participation in the sale by promptly delivering to the Offering Shareholder for Transfer to the prospective purchaser, one or more share certificates, properly endorsed for transfer, together with the duly executed instrument of transfer, which represents:

(i)    the number of Ordinary Shares which such Tagging Shareholder elects to sell;

(ii)    that number of Preferred Shares which is at such time convertible into the number of Ordinary Shares that such Tagging Shareholder elects to sell; provided in such case that, if the prospective purchaser objects to the delivery of Preferred Shares in lieu of Ordinary Shares, such Tagging Shareholder shall convert such Preferred Shares into Ordinary Shares and deliver Ordinary Shares as provided in Section 6.3(c)(i) above. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the prospective purchaser; or

(iii)    a combination of the above.

(d)    The share certificate or certificates that each Tagging Shareholder delivers to the Offering Shareholder pursuant to Section 6.3(c) shall be transferred to the prospective purchaser in consummation of the sale of the Shares pursuant to the terms and conditions specified in the Tag Notice, and the Offering Shareholder shall concurrently therewith cause the prospective purchaser to remit to such Tagging Shareholder that portion of the sale proceeds to which such Tagging Shareholder is entitled by reason of its participation in such sale. In the event any prospective purchaser refuses to purchase all of the Sale Securities and the Tag Securities sought to be sold by all Tagging Shareholders, the number of the Sale Securities and the Tag Securities of each Tagging Shareholder shall be reduced on a pro rata basis (based on the number of Sale Securities and such Tag Securities) so that the total number of the Sale Securities and the Tag Securities after reduction shall be equal to the number of Equity Securities the prospective purchaser elects to purchase (which in any event shall be no less than the number of Offered Securities set forth in the ROFR Notice). In selling their Tag Securities pursuant to their co-sale right hereunder, the Tagging Shareholders shall not be required to give any representations or warranties with respect to their Tag Securities except to confirm that they have not transferred or encumbered such Tag Securities.

(e)    To the extent the ROFR Holders do not elect to purchase all of the Offered Securities in accordance with Section 6.2, then, subject to the co-sale right of the ROFR Holders under this Section 6.3, the Offering Shareholder may, not later than forty (40) Business Days (which may be extended by an additional period of up to fifty (50) Business Days to the extent reasonably required to obtain any necessary governmental approvals) following delivery of the Tag Notice (the “Transfer Period”), conclude a Transfer of the Sale Securities, which shall be on substantially the same (and in any event no more favorable to the prospective purchaser) terms and conditions as those described in the ROFR Notice. Any proposed transfer of such Sale Securities on terms and conditions which are materially different from, or more favorable to the prospective purchaser than, those described in the ROFR Notice, or in the event the Offering Shareholder does not consummate the sale of such Sale Securities within the Transfer Period, any subsequent proposed Transfer of such Sale Securities or any other Equity Securities by the Offering Shareholder, shall again be subject to the right of first refusal and the co-sale right of the ROFR Holders and shall require compliance by the Offering Shareholder with the procedures described in Section 6.2 and Section 6.3. Notwithstanding the foregoing, no Offering Shareholder may conclude a Transfer of the Sale Securities unless all Tag Securities are being sold at the same time with such Transfer of the Sale Securities in accordance with Section 6.3(d).

Section 6.4    Exempt Transfer.

Section 6.1(b), Section 6.2 and Section 6.3 shall not apply to any Transfer of Equity Securities (i) to the Company pursuant to a repurchase right or right of first refusal held by the Company in the event of a termination of employment or consulting relationship by any employee of the Group Companies (other than the Founders), (ii) by a Shareholder to its Permitted Transferee, provided that adequate documentation therefor is provided to the holders of Preferred Shares to their satisfaction and that any such Permitted Transferee agrees in writing to be bound by this Agreement by executing a Deed of Adherence; provided, further, that such transferor shall remain liable for any breach by such Permitted Transferee of any provision hereof, or (iii) any Transfer in connection with a Series B Drag Sale (as defined in the Articles) or a Series A Drag Sale (as defined in the Articles) (each, an “Exempt Transfer”).

Section 6.5    Expiration.

This Article VI shall immediately and automatically expire and cease to have any force or effect (i) with respect to holders of the Series A Preferred Shares (in their capacities as such), upon the consummation of a Series A Target IPO, and (ii) with respect to all Parties, upon the consummation of a Qualified IPO.

Article VII

Pre-emptive Right

Section 7.1    Pre-emptive Right.

(a)    The Company hereby grants to each holder of Preferred Shares (each a “Pre-emptive Rights Holder”) the right to purchase such holder’s Pre-emptive Portion of any New Securities (the “Pre-emptive Right”) on the terms and conditions set forth in this Article VII.

(b)    For purposes of this Agreement,

(i)    “Pre-emptive Portion” means, with respect to any Pre-emptive Rights Holder, the proportion that the number of Ordinary Shares (on an as- converted basis) held by such Pre-emptive Rights Holder bears to the number of all of the then issued and outstanding Ordinary Shares (on an as-converted and fully diluted basis, and all the Ordinary Shares reserved under the ESOP shall be treated as issued and outstanding for this purpose) immediately prior to the issuance of New Securities giving rise to the Pre-emptive Right.

(ii)    “New Securities” means any Equity Securities of the Company issued after the date of this Agreement, other than: (A) any Equity Securities issued pursuant to the ESOP; (B) any Equity Securities issued in connection with any pro rata share sub-division, share dividend or distribution or other similar event; (C) any Equity Securities issued upon the exercise, conversion or exchange of any Convertible Securities; (D) any Equity Securities issued pursuant to the bona fide acquisition (whether by consolidation, merger, amalgamation, reorganization or otherwise) of any other Person (or assets of any other Person) by any Group Company to relevant counterparties in such transaction, provided that such transaction shall have been duly approved by the Board; (E) any Equity Securities issued pursuant to a Qualified IPO; and (F) solely for purposes of determining any rights and privileges of the Series A Preferred Shares and the holders thereof, any Equity Securities issued pursuant to a Series A Target IPO.

Section 7.2    Procedures.

(a)    In the event that the Company proposes to issue any New Securities, it shall give written notice of its intention to issue New Securities (the “Issuance Notice”) to each Pre-emptive Rights Holder specifying the amount and type of New Securities proposed to be issued, the price and the general terms upon which the Company proposes to issue such New Securities. Each Pre-emptive Rights Holder shall have twenty (20) Business Days from the date of such Issuance Notice (the “Exercise Period”) to agree to purchase up to such Pre-emptive Rights Holder’s Pre-emptive Portion of such New Securities for the price and upon the terms and conditions specified in the Issuance Notice by giving written notice to the Company and stating the quantity of New Securities it wishes to purchase.

(b)    If any Pre-emptive Rights Holder declines or fails to exercise its right to subscribe for its Pre-emptive Portion of the New Securities in full in accordance with Section 7.2(a) and there is at least one Participating Rights Holder who has fully exercised its Right of Participation (the “Exercising Shareholder”), the Company shall promptly give notice (the “Over-allotment Notice”) to the Exercising Shareholder in accordance with Section 7.2(a). Each Exercising Shareholder shall have ten (10) Business Days from receipt of the Over-allotment Notice (the “Over-allotment Exercise Period”) to notify the Company of its wish to subscribe for more than its Pre-emptive Portion of the New Securities, stating the number of the additional New Securities it proposes to subscribe for (the “Additional Number”). If the total Additional Number the Exercising Shareholder propose to subscribe for exceeds the total number of the remaining New Securities that is subject to the Pre-Emptive Right available for subscription in such over-allotment (the “Over-allotment New Securities”), each Exercising Shareholder shall only be entitled to subscribe for such number of Over-allotment New Securities equal to the product obtained by multiplying (i) the total number of the Over-allotment New Securities by (ii) a fraction, the numerator of which is the number of Ordinary Shares (calculated on an as-converted basis) held by such Exercising Shareholder and the denominator of which is the total number of Ordinary Shares (calculated on an as-converted basis) held by all Exercising Shareholders. Payment for the New Securities to be purchased shall be made by check or wire transfer in immediately available funds of the appropriate currency, against delivery of such New Securities to be purchased at the business address of the Company at the time of the scheduled closing therefor, which shall be no later than sixty (60) days after the expiration of the notice period under Section 7.2(a) or Section 7.2(b), unless such notice contemplated a later closing with the prospective third party purchaser.

(c)    If any portion of the New Securities have not been subscribed for pursuant to the exercise of the Pre-emptive Rights in accordance with Section 7.2(b) before the expiration of the Over-allotment Exercise Period, or, in the event that no Pre-emptive Rights Holder exercises the Pre-emptive Rights within ten (10) Business Days following the date of the Issuance Notice, the Company shall have forty (40) Business Days (which may be extended by an additional period of up to fifty (50) Business Days to the extent reasonably required to obtain any necessary governmental approvals) thereafter to complete the sale of the New Securities described in the Issuance Notice with respect to which the Pre-emptive Rights hereunder were not exercised, at the same or higher price and upon non-price terms not more favorable to the purchasers thereof than those specified in the Issuance Notice. In the event that the Company has not issued and sold such New Securities within such time period, the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Pre-emptive Rights Holders pursuant to this Article VII.

Section 7.3    Expiration.

This Article VII shall immediately and automatically expire and cease to have any force or effect (i) with respect to holders of the Series A Preferred Shares (in their capacities as such), upon the consummation of a Series A Target IPO, and (ii) with respect to all Parties, upon the consummation of a Qualified IPO.

Article VIII

Additional Agreements

Section 8.1    Qualified IPO.

The Founders, the Founder Holdcos and the Company shall use their reasonable best efforts to achieve the Qualified IPO of the Company as soon as practicable and within five (5) years after the date hereof. The Founders, the Founder Holdcos and the Company shall take all steps consistent with requirements of Laws to minimize lock-up period of the Preferred Shares (or Ordinary Shares issued upon the conversion thereof) in the event of a Qualified IPO. Upon the proposal by the Founders to the Board and/or the Shareholders for a Qualified IPO, each Party other than the Founders, the Founder Holdcos and the Company shall use their respective reasonable efforts to support such proposal and the implementation thereof.

Section 8.2    Non-Compete Covenants.

Each Founder hereby undertakes to the Preferred Shareholders that commencing from the date of this Agreement until one (1) year following the effective date of a Qualified IPO (the “Non-Competition Period”), he shall commit all of his business efforts to furthering the businesses of the Group Companies and shall not, without the prior written consent of each of the Primavera Director and the New Oriental Director, either on his own account or through any of his Affiliates (for the purpose of this Section, the Founders’ Affiliates shall not include any Group Companies), or in conjunction with or on behalf of any other Person, directly or indirectly, (i) possess the power to direct or cause the direction of the management and business operation of any Person (whether through the ownership of any equity interest in such Person, by occupying half or more of the board seats of such Person, by contract, or otherwise), (ii) devote professional time to carry out the business operation of any Person (in each case of (i) and (ii), other than the Founder HoldCo and any Permitted Transferee of such Founder), (iii) carry out or engage in any business in direct or indirect competition with, or become a shareholder, director, employee, partner, agent of any Person whose principal business is in direct competition with, the principal businesses of the Group Companies on the date hereof or on the date when the Non-Competition Period begins, provided, however, that the foregoing restrictions shall not prohibit any Founder from (a) acquiring or Beneficially Owning less than one percent (1%) of the outstanding share capital of any Person whose equity securities are listed for trading on a national or international securities exchange, (b) Beneficially Owning any equity interest in Beijing Haixuewang Education Technology Co., Ltd. and Beijing Duiawang Education Technology Co., Ltd. (each an “Existing Competitor”) to the extent such equity interests were acquired prior to the date of the Share Subscription Agreement, and (c) making any subsequent investment in any Existing Competitor to the extent that, after such subsequent investment, the aggregate percentage of the issued and outstanding equity interests in such Existing Competitor Beneficially Owned by such Founder and his Affiliates is not more than such percentage as of the date of the Share Subscription Agreement, (iv) offer or solicit for any employment to any officer, manager, or employee of any Group Company, and (v) solicit or entice away or attempt to solicit or entice away from any Group Company, any Person, firm, company or organization who is a customer, client, representative, agent or correspondent of such Group Company or in the habit of dealing with such Group Company. During the Non-Competition Period, in the event the principal business of any Person directly or indirectly established or managed by such Founder in direct or indirect competition with the principal businesses of the Group Companies, the Founders, as applicable, shall cause such Person to disclose any relevant information to the Information Rights Holder upon request and transfer such lawful business, at a nominal price, to the Company or any Group Company designated by the Company immediately.

Section 8.3    ESOP.

The Parties agree and acknowledge that, (a) as of the date hereof, the Group Companies have not formally adopted any ESOP, and (b) the Company intends to, as soon as reasonably practicable after the date hereof and in accordance with the terms herein (including Section 4.2), adopt an ESOP under which a maximum of 241,923 Ordinary Shares may be issued (and have been reserved as contemplated by the Series A and Series B Share Subscription Agreement).

Section 8.4    Orchid Asia’s participation in the Public Offering.

In connection with the initial public offering of the Shares (the “Public Offering”), the Company shall sell to Orchid Asia or its nominee, and Orchid Asia shall subscribe or procure its nominee to subscribe, such number of new Ordinary Shares to be issued in the Public Offering as cornerstone investor or through a concurrent private placement, a cornerstone investment or another manner which is subject to applicable laws and advice of the underwriters and the Company’s legal counsel for the Public Offering, for an aggregate consideration of US$30,000,000 (the “Commitment”), at the offer price of the Shares in the Public Offering. The Company is entitled to request Orchid Asia to subscribe or procure its nominee to subscribe, and if so requested Orchid Asia or its nominee shall subscribe, additional new Ordinary Shares of the Company in the Public Offering, at the offer price of the Shares in the Public Offering as cornerstone investor or through a concurrent private placement, a cornerstone investment or another manner which is subject to applicable laws and advice of the underwriters and the Company’s legal counsel for the Public Offering, for an aggregate consideration of up to US$50,000,000 (including the Commitment). In each of such events, all the other Parties shall take relevant and necessary actions to complete such purchase and subscription. For purposes of this paragraph, the nominee of Orchid Asia shall mean a Person nominated by an investment fund managed or advised by Orchid Asia V Group Management Limited or by its Affiliates, provided that such Person shall be an Affiliate of the investment funds managed or advised by Orchid Asia V Group Management Limited or by its Affiliates and approved by the Company in the condition that such approval shall not be withheld unreasonably.

Section 8.5    Expiration.

(a)    Section 8.1 to Section 8.3 shall immediately and automatically expire and cease to have any force or effect (i) with respect to holders of the Series A Preferred Shares (in their capacities as such), upon the consummation of a Series A Target IPO, and (ii) with respect to all Parties, upon the consummation of a Qualified IPO.

(b)    Except as agreed otherwise, Section 8.4 shall terminate upon the earlier of (a) the date of the second anniversary of the date of the Closing Date (as defined in the Series B+ Share Subscription Agreement); and (b) completion of a Public Offering.

Section 8.6    Management Holdco Ordinary Repurchase.

The Company and the Management Holdco shall, within five (5) Business Days after the date hereof, consummate the Management Holdco Ordinary Repurchase on the terms and conditions set forth in the Management Holdco Ordinary Repurchase Agreement and shall, promptly upon any Investor’s request, deliver to such Investor a certified true copy of the register of members of the Company updated to reflect such consummation.

Article IX

Miscellaneous

Section 9.1    Governing Law.

This Agreement shall be governed by and construed exclusively in accordance with the Laws of the Hong Kong Special Administrative Region (without giving effect to any choice of law principles thereof that would cause the application of the Laws of another jurisdiction.

Section 9.2    Dispute Resolution.

(a)    Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Hong Kong International Arbitration Center in accordance with the Hong Kong International Arbitration Center Administered Arbitration Rules (the “HKIAC Rules”) in force when the notice of arbitration is submitted in accordance with the HKIAC Rules. The HKIAC Rules are deemed to be incorporated by reference to this clause. The tribunal shall be comprised of three arbitrators. The Company, on the one hand, and the relevant Preferred Shareholders, on the other hand, shall each nominate one arbitrator and the third, who shall serve as president of the tribunal, shall be nominated by the party-nominated arbitrators. The arbitration shall be conducted in English. Each Party irrevocably and unconditionally consents to such arbitration as the sole and exclusive method of resolving any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, other than any proceedings to seek the remedies of specific performance as contemplated by Section 9.3.

(b)    The award of the arbitral tribunal shall be final and binding on the Parties. The Parties agree that they will not have recourse to any judicial proceedings, in any jurisdiction whatsoever, for the purpose of seeking appeal, annulment, setting aside, modification or any diminution or impairment of its terms or effect insofar as such exclusion can validly be made. Judgment upon any award rendered may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

Section 9.3    Specific Performance.

Each Party acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limitation to any other remedy or right it may have, the non-breaching party will have the right to seek an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

Section 9.4    Entire Agreement.

This Agreement, the other Transaction Documents and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference, constitute the entire understanding and agreement between all the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, representatives and warranties, whether written or oral, among all the Parties hereto with respect to the subject matter hereof.

Section 9.5    Successors and Assigns.

Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties hereto. Except as expressly provided herein, this Agreement and the rights and obligations of each Party hereunder may not be assigned without the prior written consent of the Company and each of Primavera and New Oriental; provided that any Preferred Shareholder may assign its rights or obligations hereunder to its respective transferees in connection with any Transfer of Preferred Shares without the prior written consent of the other Parties; provided further that no Preferred Shareholder may, other than in connection with an Exempt Transfer, assign its rights or obligations hereunder to any transferee who is a Company Competitor without the prior written consent of the Company. As a condition of such assignment, each successor or assignee shall agree in writing to be subject to each of the terms of this Agreement by execution of a Deed of Adherence and shall be deemed to be a party hereto as if the signature of such successor or assignee appeared on the signature pages of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. For purposes of this Agreement, “Company Competitor” means any Person on the list set forth in Schedule 4 hereto, provided that (A) the Board may update such schedule after the date hereof no more than once in every six (6) months by way of Board resolutions (which resolutions may be adopted by a simple majority of votes), (B) each such update may not replace more than three (3) Persons set forth in such list and may not add more than two (2) Persons to such list, and (C) any Person appearing on the list (whether as a replacement or an addition) must be, in the good faith judgment of the Board by resolutions adopted by a simple majority, engaged in business in competition with the Group Companies.

Section 9.6    No Third Party Beneficiaries; No Partnership.

A Person who is not a party to this Agreement shall not have any right under, nor shall any such Person be entitled to enforce any provision of, this Agreement. Notwithstanding the foregoing, the Parties hereto agree that any Person named herein as a Party who executes and delivers to the Company a counterpart signature page hereto, and any Person who executes and delivers to the Company a Deed of Adherence, after the date hereof shall be deemed to be a party to this agreement from the date of the delivery and shall be afforded the applicable rights and privileges and subject to the applicable obligations under this Agreement in accordance with the provisions of this Agreement or the Deed of Adherence, as applicable. Nothing in this Agreement shall be deemed to constitute a partnership among any of the Parties hereto.

Section 9.7    Notices.

Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing to the number or address set forth in Schedule 3 hereto (or in the Deed of Adherence of such Party, as applicable) and shall be conclusively deemed to have been duly given (a) when hand-delivered to the other Parties, upon delivery; (b) when sent by facsimile or electronic mail at the number or address upon receipt of confirmation of error-free transmission or, in the case of electronic mail, upon such mail being sent unless the sending party subsequently learns that such electronic mail was not successfully delivered; (c) seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid; or (d) three (3) Business Days after deposit with an overnight delivery service, postage prepaid with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 9.7, by giving the other Parties written notice of the new address in the manner set forth above.

Section 9.8    Amendments; Waiver.

(a)    Any provision of this Agreement may be amended only with the written consent of each of (i) the Company, (ii) the holders of a majority of the then issued and outstanding Ordinary Shares (voting as a single class) and (iii) the holders of a majority of the then issued and outstanding Preferred Shares (voting as a single class); provided that (A) the written consent of holders of a majority of the issued and outstanding Preferred Shares in a particular series shall also be required with respect to any amendment to this Agreement hereunder that (x) adversely affects the rights of holders of such series of Preferred Shares as set forth herein in a manner not so affecting the rights of holders of other series of Preferred Shares, or (y) adversely affects the rights of holders of such series of Preferred Shares as set forth in the Articles in a manner not so affecting the rights of holders of other series of Preferred Shares, provided further that the written consent of the holder of a series of Preferred Shares shall also be required with respect to any amendment to this Agreement hereunder that (x) adversely affects the rights of such holder as set forth herein in a manner not so affecting the rights of the other holders of the same series of Preferred Shares, or (y) adversely affects the rights of such holder as set forth in the Articles in a manner not so affecting the rights of the other holders of the same series of Preferred Shares. Any amendment effected in accordance with this Section 9.8(a) shall be binding upon all the Parties.

(b)    No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the party against whom the waiver is to be effective; provided that (i) a written waiver signed by the holders of a majority of the then issued and outstanding Preferred Shares in a particular series shall be effective against all holders of Preferred Shares in such series, and (ii) a written waiver signed by the holders of a majority of the then issued and outstanding Preferred Shares (voting as a single class) shall be effective against all holders of Preferred Shares unless such waiver would (x) adversely affect the rights of holders of any particular series of Preferred Shares set forth herein in a manner not so affecting the rights of other series of Preferred Shares, or (y) adversely affects the rights or privileges of such series of Preferred Shares as set forth in the Articles in a manner not so affecting the rights of other series of Preferred Shares (and in the case of (x) and (y), such waiver shall be effective against all holders of Preferred Shares other than holders of such particular series of Preferred Shares).

(c)    Notwithstanding any other provision of this Agreement, each and every Shareholder hereby irrevocably waives any and all pre-emptive rights, anti-dilution rights, rights of first refusal, put or call rights, co-sale rights, or other similar rights and preference (if any), which it may have or may be available to it under the Articles or arising under contract or at law or otherwise with respect to the Orchid Asia Ordinary Subscription, the Management Holdco Ordinary Repurchase and the issuance and allotment of the Series B+ Shares pursuant to the Series B+ Share Subscription Agreement and the consummation of other transactions contemplated thereunder, and waives any applicable notice periods that it may be entitled to with respect to such transfer, issuance and/or allotment and each and every Shareholder hereby agrees that all consents or approvals as may be required from the Shareholders or any of them under the Articles for the Company to enter into the aforementioned agreements and perform all the transactions contemplated thereby are deemed obtained.

Section 9.9    Delays or Omissions.

No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party hereto under this Agreement, shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or of an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall it be construed to be any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement or any waiver on the part of any party hereto of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by Law or otherwise afforded to any party hereto, shall be cumulative and not alternative.

Section 9.10    Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Facsimile and e-mailed copies of signatures in portable document format (PDF) shall be deemed to be originals for purposes of the effectiveness of this Agreement.

Section 9.11    Severability.

If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the Parties. In such event, the Parties shall use their best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly reflects the Parties’ intent in entering into this Agreement.

Section 9.12    Expenses.

Except as otherwise specifically provided in the Transaction Documents, each Party will bear its own legal, accounting and other costs and expenses incurred by such Party in connection with the negotiation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 9.13    Confidentiality and Non-Disclosure.

(a)    Disclosure of Terms. The terms and conditions of the Transaction Documents (collectively, the “Financing Terms”) and any information received by any Shareholder from the Company pursuant to Article II or otherwise (collectively, the “Confidential Information”) shall be considered confidential information and shall not be disclosed by any Party to any third party except in accordance with the provisions set forth below; provided that such Confidential Information shall not include, with respect to any Party, any information that is (i) in the public domain other than by reason of the breach of the confidentiality obligations hereunder by any Party hereto, (ii) already in the possession of such Party at the time the information was disclosed to such Party by other Parties hereto, (iii) is acquired by such Party from a source other than the other Parties hereto, which source, to the knowledge of the receiving Party, is not in breach of any obligation owed to any Party hereto in respect of such disclosure, (iv) independently developed by such Party without using or making reference to any Confidential Information, or (v) agreed in writing by the Company and the other Parties hereto not to be confidential.

(b)    Press Releases, etc. Each Party may not disclose the existence of the transactions contemplated under the Financing Terms except by way of a press release in form and substance jointly approved by the Company and the Preferred Shareholders; provided, however, that any press release containing the name of, or making specific reference to, any Preferred Shareholder or any of its Affiliates shall require the prior written consent of such Preferred Shareholder.

(c)    Permitted Disclosures.

(i)    In the event that any Party is requested by any Government Authority or becomes legally compelled (including, without limitation, pursuant to securities laws and regulations and in connection with any legal, judicial, arbitration or administrative proceedings) to disclose the existence of this Agreement, any other Transaction Documents, any of the exhibits and schedules attached to such agreements, or any of the Financing Terms hereof in contravention of the provisions of this Section 9.13, such Party (the “Disclosing Party”) shall to the extent practicable and permitted by Laws, provide the other Parties (the “Non-Disclosing Parties”) with prompt written notice of that fact and use all commercially reasonable efforts to seek (with the cooperation and reasonable efforts of the other Parties) a protective order, confidential treatment or other appropriate remedy with respect to the information which is requested or legally required to be disclosed. In such event, the Disclosing Party shall furnish only that portion of the information which is requested or legally required to be disclosed and shall exercise reasonable efforts to keep confidential such information to the extent reasonably requested by any Non-Disclosing Party;

(ii)    any Party may disclose any of the Financing Terms to its current or bona fide prospective investors investment bankers, lenders, accountants and attorneys, in each case only where such Persons are under appropriate nondisclosure obligations; without limiting the generality of the foregoing, the Preferred Shareholders shall be entitled to disclose the Financing Terms for the purposes of fund reporting or inter-fund reporting or to their fund manager, other funds managed by their fund manager and their respective auditors, counsel, directors, officers, employees, shareholders or investors; and

(iii)  each Preferred Shareholder may, without disclosing the identities of the other Shareholders or the Financing Terms of their respective investments in the Company without their consent, disclose such Preferred Shareholder’s investment in the Company and the Financing Terms of its investment to third parties or to the public at its sole discretion and, if it does so, the other Parties shall have the right to disclose to third parties any such information disclosed in a press release or other public announcement by such Preferred Shareholder.

Section 9.14    Effectiveness; Termination.

This Agreement shall become effective upon the execution hereof by the Parties or, if not all Preferred Shareholders are executing this Agreement at the same time, upon the execution hereof by the Company, the Key Group Companies, the Founders, the Founder Holdcos, the Management Holdco and those Preferred Shareholders who have executed this Agreement (in which case this Agreement shall be effective only with respect to the Parties who have executed this Agreement or subsequently become a party hereto by way of delivering a signature page hereto). This Agreement shall terminate (i) with respect to all Parties, upon mutual consent of all of the Parties, or (ii) with respect to any Shareholder, upon the time when it no longer holds any Shares. If this Agreement is terminated with respect to any Party, such Party shall be released from its obligations, and shall cease to enjoy any rights, under this Agreement, provided that (x) the obligations expressly stated herein to survive any termination of this Agreement and the provisions of Article IX shall survive such termination, (y) no such termination shall release any Party from any liability arising prior to such termination, and (z) any such termination with respect to a Party shall not prejudice any rights or obligations of such Party that were duly assigned in accordance with the terms hereof prior to such termination, which rights and obligations shall continue unaffected by such termination.

Section 9.15    Shareholders’ Action.

The Shareholders shall, to the maximum extent permitted by applicable Law, take all necessary actions to give full force and effect to the provisions of this Agreement. If there is any conflict between any provision of this Agreement and any provision of the Charter Documents of any Group Company, the provisions of this Agreement shall prevail as among the Shareholders, and the Parties shall procure that the Charter Documents of such Group Company are promptly amended, to the extent permitted by applicable Laws, in order to remove such conflict.

** REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK **

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date first above written.

GROUP COMPANIES:

STUDYVIP ONLINE EDUCATION INTERNATIONAL LIMITED

By:	/s/ YIN Jianhong
Name: YIN Jianhong
Title: Director

Wuhan Zhibo Youxuan Online Education Technology Limited

By:	/s/ LIU Tongbo
Name: LIU Tongbo
Title: Director
/s/ Seal of Wuhan Zhibo Youxuan Online Education Technology Limited

STUDYVIP ONLINE EDUCATION HK LIMITED

By:	/s/ YIN Jianhong
Name: YIN Jianhong
Title: Director

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date first above written.

Beijing Shangde Online Education Technology Co., Ltd.

By: /s/ LIU Tongbo

Name: LIU Tongbo

Title: Director

/s/ Seal of Beijing Shangde Online Education Technology Co., Ltd.

Beijing Shangzhi Jiaye Education Technology Co., Ltd.

By: /s/ YIN Jianhong

Name: YIN Jianhong

Title: Director

/s/ Seal of Beijing Shangzhi Jiaye Education Technology Co., Ltd.

Beijing Shangren Chongye Education Technology Co., Ltd.

By: /s/ seal of GU Kun

Name: GU Kun

Title: Director

/s/ Seal of Beijing Shangren Chongye Education Technology Co., Ltd.

Guangdong Shangde Online Education Technology Co., Ltd.

By: /s/ LIU Tongbo

Name: LIU Tongbo

Title: Director

/s/ Seal of Guangdong Shangde Online Education Technology Co., Ltd.

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date first above written.

Shanghai Shangchi Education Technology Co., Ltd.

By: /s/ LIU Tongbo

Name: LIU Tongbo

Title: Director

/s/ Seal of Shanghai Shangchi Education Technology Co., Ltd.

YIN Jianhong

/s/ YIN Jianhong

STUDYVIP ONLINE EDUCATION LIMITED

By: /s/ YIN Jianhong

Name: YIN Jianhong

Title: Director

LIU Tongbo

/s/ LIU Tongbo

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date first above written.

SCUPT GLOBAL LIMITED

By:	/s/ LIU Tongbo
Name: LIU Tongbo
Title: Director

STUDYVIP E-LEARNING LIMITED

By:	/s/ LIU Tongbo
Name: LIU Tongbo
Title: Director

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date first above written.

SERIES A PREFERRED SHAREHOLDERS: ELITE CONCEPT HOLDINGS LIMITED

By:	/s/ YANG Zhihui

Name:	YANG Zhihui
Title:	Director

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date first above written.

SERIES A PREFERRED SHAREHOLDERS:

Shanghai Chuang Ji Investment Center (Limited Partnership)

By:	/s/ XIAO Ping

Name: XIAO Ping
Title:	Authorized Representative of the Managing Partner
/s/ Seal of Shanghai Chuang Ji Investment Center (Limited Partnership)

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date first above written.

SERIES A PREFERRED SHAREHOLDERS:

Shenzhen Xingwang Hulian II Investment Center (Limited Partnership)

By:	/s/ XIONG Mingwang
Name:	XIONG Mingwang
Title:	Authorized Representative of the Managing Partner
/s/ Seal of Shenzhen Xingwang Hulian II Investment Center (Limited Partnership)

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date first above written.

SERIES B PREFERRED SHAREHOLDERS: PV PLUTO LIMITED

By:	/s/ Ena Leung

Name:	Ena Leung

Title:	Director

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date first above written.

SERIES B+ PREFERRED SHAREHOLDER:

DIAMOND TOWER INVESTMENTS LIMITED

By:	/s/ Gabriel Li

Name:	Gabriel Li

Title:	Director